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                                                                     EXHIBIT 4.6

                           STOCK REPURCHASE AGREEMENT

            This Stock Repurchase Agreement (this "Agreement") is made as of this 21st day of December 2001, among Microsoft Corporation, a Washington corporation ("Microsoft"), Microsoft AVN Holdings, Inc., a Nevada corporation ("Holdings"), and Avanade Inc., a Delaware corporation (the "Company").

            WHEREAS, the Company wishes to repurchase and Microsoft and Holdings are willing to sell 26,385,224 shares of the Company's Series A Preferred Stock, par value $.0001 per share ("Avanade Series A Preferred") for which Holdings is the record and beneficial owner (the "Repurchase Shares"); and

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Purchase and Sale.

            1.1. Repurchase and Sale . Subject to the terms and conditions set forth in this Agreement, Holdings will sell to the Company, and the Company will purchase from Holdings, at the Closing (as hereinafter defined) the Repurchase Shares, at a per share purchase price of $3.79 per share of Avanade Series A Preferred for an aggregate purchase price of $100 million (the "Repurchase Price").

            1.2. Purchase Price. The Repurchase Price will be payable by the Company in immediately available funds to the bank account or accounts designated by Microsoft, which designation will be made within two (2) business days after the Closing.

            1.3. Closing. The closing of the sale and purchase of the Repurchase Shares shall take place at 9:00 a.m. (Pacific time) on December 31, 2001 at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, California, or at such other date, time and place as Microsoft and the Company shall mutually agree, orally or in writing (which time and place are designated as the "Closing").

            1.4. Closing Deliveries and Conditions.

            (a) The following deliveries shall be made as part of the Closing:

            (i) Within three (3) business days after the Closing (but in no event prior to satisfaction of the condition set forth in Section 1.4(b)(ii) below), the Company shall deliver the Repurchase Price to Microsoft; and

            (ii) At the Closing, Holdings shall deliver to the Company certificates representing the Repurchase Shares, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers, together with such other instruments as shall reasonably be required by the Company to transfer to the Company all right, title and interest in and to the Repurchase Shares and in each case in form and content reasonably satisfactory to the Company and its counsel.

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            (b) The obligation of Avanade to effect the repurchase provided for herein and to make the closing deliveries pursuant to Section 1.4(a) is subject to the satisfaction or waiver of the following conditions on or prior to the date of the Closing:

            (i) The Second Amended and Restated Contribution and Stockholders Agreement among the Company and certain of its stockholders, dated as of the date hereof (the "Contribution Agreement"), shall have been executed by each of Microsoft, Accenture Ltd and Accenture International Sarl simultaneously with the execution of this Agreement and such Contribution Agreement shall be in full force and effect; and

            (ii) Microsoft shall have made all of its capital contributions to the Company provided for in Section 2.2(a) of the Contribution Agreement.

            (c) The obligation of Microsoft to effect the repurchase provided for herein and to make the closing deliveries pursuant to Section 1.4(a) is subject to the satisfaction or waiver of the following condition on or prior to the date of the Closing:

            (i) The Contribution Agreement shall have been executed by each of the Company, Accenture Ltd and Accenture International Sarl simultaneously with the execution of this Agreement and such Contribution Agreement shall be in full force and effect.

      2. Representations and Warranties of Microsoft. Microsoft and Holdings hereby jointly and severally represent and warrant to the Company that as of the date hereof and as of the Closing:

            2.1. Organization; Authorization. Each of Microsoft and Holdings is duly incorporated and validly existing under the laws of their respective states of incorporation. Microsoft and Holdings have all requisite corporate power and authority to enter into and perform, and has taken all actions necessary to authorize Microsoft to enter into and perform, all of its obligations under each of the Transaction Documents (as defined below) to which it is a party and to consummate the transactions contemplated thereby. Each Transaction Document that has been executed by Microsoft or Holdings is the legal, valid and binding obligation of Microsoft or Holdings, as the case may be, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity. The "Transaction Documents" shall mean this Agreement and each other document or instrument executed by or on behalf of Microsoft, Holdings or the Company in connection with the transactions contemplated hereby or pursuant hereto.

            2.2. Purchased Shares. Holdings owns all of the Repurchase Shares beneficially and of record, free and clear of any mortgages, pledges, charges, liens, security interests, claims, rights of first refusal, options, restrictions, limitations in voting rights, commitments, assessments, or other encumbrances of any kind (collectively, "Liens") (other than any Liens arising pursuant to this Agreement, the certificate of incorporation of the Company or the Contribution Agreement). Upon delivery of the Repurchase Price as herein provided, the Company will acquire good title to the Repurchase Shares, free and clear of any Lien (other than any Lien arising pursuant to this Agreement or created by the Company). Neither Microsoft nor Holdings is a party to any voting trusts or other agreements, understandings, restrictions or

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commitments of any kind with respect to the ownership, voting or transfer of
Avanade Series A Preferred, other than the Contribution Agreement or as may be imposed under federal or state securities laws.

            2.3. Consents; Nonviolation. The execution and delivery of this Agreement and the consummation by Microsoft and Holdings of the transactions contemplated hereby (including, without limitation, the offer, sale and delivery by Holdings of the Repurchase Shares) do not and will not (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Governmental Authority") or any other person, domestic or foreign, (b) violate or conflict with the provisions of the articles of incorporation or bylaws of Microsoft or Holdings or (c) constitute a default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of termination, cancellation or acceleration or to loss of a material benefit under any: statute, law, ordinance, rule, regulation or policy of any federal, state or local Governmental Authority ("Law"); material contract; permit, license, consent, order, certificate, registration, authorization or approval for, or agreement with, any Governmental Authority ("Permit"); or order, judgment, writ, injunction, decree, ruling or decision ("Order"); to which Microsoft or Holdings is a party or by which Microsoft or Holdings or their respective properties are bound or by which the Repurchase Shares are bound.

            2.4. No Brokers or Finders. Neither Microsoft, Holdings nor any of their respective affiliates that they control has entered or will enter into any agreement pursuant to which the Company will be liable, as a result of the transactions contemplated by this Agreement, for any claim of any person for any commission, fee or other compensation as finder or broker.

      3. Representations and Warranties of the Company. The Company hereby represents and warrants to Microsoft that as of the date hereof and as of the
Closing:

            3.1. Organization and Authorization. The Company is duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to enter into and perform, and has taken all actions necessary to authorize the Company to enter into and perform, all of its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. Each Transaction Document that has been executed by the Company is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

            3.2. Consents; Nonviolation. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with any Governmental Authority or any other person, domestic or foreign, (b) violate or conflict with the provisions of any of the certificate of incorporation or bylaws of the Company or (c) constitute a default (with or without notice or lapse of time, or both) under, violate or conflict with, or give rise to a right of

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termination, cancellation or acceleration or to loss of a material benefit under any Law, Permit or Order to which the Company is a party or by which the Company or its properties are bound.

            3.3. No Brokers or Finders. Neither the Company nor any of its affiliates that it controls has entered or will enter into any agreement pursuant to which Microsoft or the Company will be liable, as a result of the transactions contemplated by this Agreement, for any claim of any person for any commission, fee or other compensation as finder or broker.

      4. Miscellaneous.

            4.1. Expenses. Each party shall bear all of its own expenses (including without limitation all counsel's fees and accountant's fees) incurred by such party in connection with the transactions contemplated by this Agreement.

            4.2. Survival. All representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party hereto, and shall survive the consummation of the transactions contemplated hereby.

            4.3. Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any rights or obligations hereunder shall be assigned or delegated by either party hereto other than to a wholly owned subsidiary without the prior written consent of the other. This Agreement is not intended to confer upon any person or entity other than the parties and their permitted assigns any rights or remedies.

            4.4. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by each of the parties hereto. No provision of this Agreement may be extended or waived orally, but only by a written instrument signed by the party against whom enforcement of such extension or waiver is sought.

            4.5. APPLICABLE LAW. THE LAWS OF THE STATE OF WASHINGTON SHALL GOVERN THE INTERPRETATION, VALIDITY AND PERFORMANCE OF THE TERMS OF THIS AGREEMENT, REGARDLESS OF THE LAW THAT MIGHT BE APPLIED UNDER PRINCIPLES OF CONFLICTS OF LAW.

            4.6. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given on the date of delivery, if delivered personally or by overnight courier, or five days after mailing, if sent by registered or certified mail (return receipt requested, postage prepaid), to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

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      If to Microsoft or Holdings, to it at the following address:

            One Microsoft Way
            Redmond, Washington 98052
            Attention: John Connors, Chief Financial Officer
            Facsimile: Number Redacted

            with a copy to:

            One Microsoft Way
            Redmond, Washington 98052
            Attention: John Seethoff, Deputy General Counsel,
            Finance and Operations
            Facsimile: Number Redacted

            and an additional copy to:

            Preston Gates & Ellis LLP
            701 Fifth Avenue, Suite 5000
            Seattle, Washington 98104-7078
            Attention: Christopher H. Cunningham
            Facsimile: (206) 623-7022

      If to the Company, to it at the following address:

            2211 Elliott Avenue
            Seattle, Washington 98121
            Attention: Joyce Shui
            Facsimile: Number Redacted

            with a copy to:

            Perkins Coie LLP
            One Bellevue Center
            411-108th Ave. NE
            Bellevue, Washington 98004
            Attention: Ben Straughan
            Facsimile: Number Redacted

            4.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to their subject matter and supersede all prior agreements and understandings between the parties with respect to their subject matter.

            4.8. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties agree to negotiate in good faith to replace any provision so

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prohibited or invalidated with another provision having the same effect
(economically and otherwise) to the extent permitted under applicable law.

            4.9. Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            4.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                            MICROSOFT CORPORATION

                                            By:
                                                -----------------------------
                                                Name:
                                                Title:

                                            MICROSOFT AVN HOLDINGS, INC.

                                            By:
                                                -----------------------------
                                                Name:
                                                Title:

                                            AVANADE INC.

                                            By:
                                                -----------------------------
                                                Name: Mitchell Hill
                                                Title: CEO